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FORM 5
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Rennes Fondation                              Semiconductor Laser International             Issuer (Check all applicable)
                                                  Corporation   (SLIC)                               Director       X 10% Owner
---------------------------------------------------------------------------------------------    ----              ---
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for           Officer (give   Other (Specify
                                                  Number of Reporting        Month/Year          ----        title ---     below)
           Aeulestrasse 38                        Person (Voluntary)      Fiscal Year 2000                   below)
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                 (Street)                      5. If Amendment, Date of Original
                                                  (Month/Year)
FL-9490 Vaduz                                    ______________________________              7. Individual of Joint/Group Filing
Principality of Liechtenstein                                                                   (Check Applicable Line)
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(City)           (State)           (ZIP)                                                      X Form Filed by One Reoproting Person
                                                                                             -- Form Filed by more than 1 Reporting
                                                                                                Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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COMMON STOCK                     09/20/00-        S    621,000      (D)    $0.14-$0.40   10,712,333             (D)
                                 12/07/00
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                       (Print or Type Responses)                                                      SEC 2270(3-99)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Right to Purchase
Common Stock
(Warrant)                    $0.75
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Right to Purchase
Common Stock
(Warrant)                    $1.0625
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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                                8,000,000                   (D)
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                                  333,333                   (D)
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Explanation of Responses:
                                                                          RENNES FOUNDATION

**Intentional misstatements or omissions of facts constitute Federal      /s/ Rolf Herter                  1/23/01
Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).           ------------------------------- -------
                                                                          Rolf Herter
                                                                          **Signature of Reporting Person   Date




Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                               (Bulletin No. 177, 10-15-97)
